Exhibit 10.17

April 20, 2015

STRICTLY CONFIDENTIAL

Geert Cauwenbergh, Dr. Med. Sc.

President and Chief Executive Officer

RXi Pharmaceuticals Corporation

257 Simarano Drive, Suite 101

Marlborough, Massachusetts 01752

Dear Dr. Cauwenbergh:

Reference is made to the engagement agreement (the “Engagement Agreement”), dated February 25, 2015, by and between RXi Pharmaceuticals Corporation (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive agent, advisor or underwriter of the Company in connection with an Offering (as defined in the Engagement Agreement).

The Company and Wainwright hereby agree to amend the Engagement Agreement in order to increase the cash compensation set forth in Section A.1 of the Engagement Agreement and to delete the warrant compensation set forth in Section A.2 of the Engagement Agreement. As such, Section A.1 is hereby amended and restated in its entirety to read as follows:

“Compensation. At each closing of the Offering (each, a “Closing”), the Company shall pay to Wainwright a cash fee, or as to an underwritten Offering an underwriter discount, equal to 8% of the aggregate gross proceeds raised by the Company in each Offering (when determining gross proceeds in this Agreement, any proceeds raised in any multiple closing transaction or “additional investment right” shall be deemed part of such determination when such component is exercised, but not including the proceeds of any warrants issued as part of the Offering).”

Section A.2 is hereby deleted in its entirety.

Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Agreement.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: Chief Executive Officer

Accepted and Agreed:

RXI PHARMACEUTICALS CORPORATION

By	/s/ Geert Cauwenbergh
Name: Geert Cauwenbergh, Dr. Med. Sc.
Title: President and Chief Executive Officer